EXHIBIT 5

                         OPINION AND CONSENT OF COUNSEL

                                  [LETTERHEAD]

                                  April 2, 1999


Comfort Systems USA, Inc.
777 Post Oak Blvd., Suite 500
Houston, Texas 77056


      Re:  COMFORT SYSTEMS USA, INC.

Ladies and Gentlemen:

      This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 263,975 shares of Common Stock, $.01 par value (the "Shares"), of Comfort Systems USA, Inc., a Delaware corporation (the "Company").

      I have acted as counsel for the Company in connection with its issuance and sale of the Shares. For purposes of this opinion, I have examined and relied upon such documents, records, certificates and other instruments as I have deemed necessary.

      I express no opinion as to the applicability of compliance with or effect of Federal law or the law of any jurisdiction other than the corporate laws of the State of Delaware.

      Based on the foregoing, I am of the opinion that the Shares have been duly authorized, validly issued, fully paid and non-assessable.

      I hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of my name therein and in the related prospectus under the caption "Validity of Common Stock".
      It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                    Very truly yours,

                                    /s/ William George

                                    William George, Esq.

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